SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


                               September 19, 2001
                Date of Report (Date of earliest event reported)



                            Valmont Industries, Inc.
             (Exact name of registrant as specified in its charter)


    Delaware                        0-3701                       47-0351813
(State or other                  (Commission                   (IRS Employer
jurisdiction of                  File Number)                Identification No.)
 incorporation)


          One Valmont Plaza
           Omaha, Nebraska                                          68154
(Address of principal executive offices)                          (Zip Code)


               Registrant's telephone number, including area code
                                 (402) 963-1000


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Item 5.   OTHER EVENTS.

RISK FACTORS

         The following risk factors describe various risks that may affect Valmont's business, financial condition and operations.

Increase in energy prices will increase our operating costs and likely reduce our profitability.

         We use energy to manufacture our products. During 2000, increased energy usage caused by severe winter weather conditions in North America and higher oil and natural gas prices increased our operating costs. We were able to recover some of our operating cost increases through price increases; however, we still experienced reduced profitability. If energy prices further increase we will likely not be able to increase prices to fully recover our higher operating costs without decreasing demand for our products. As a result, increase in energy prices will increase our operating costs and likely reduce our profitability.

Increase in steel prices will increase our operating costs and likely reduce our profitability.

         Hot rolled steel coil and other carbon steel products constitute approximately one-third of the cost of manufacturing our products. The price of steel that we use in our manufacturing processes is highly competitive and sometimes volatile. The following factors increase the cost of steel for us:

    o increased demand for steel which occurs when other industries purchase greater quantities of steel at times when we require more steel for manufacturing;
    o increased freight costs, because our manufacturing sites are usually not co-located with the major steel manufacturers;
    o lower inventory levels at steel mills and steel service centers when major steel users, such as the automobile manufacturers, increase their steel orders, thereby reducing available inventory to meet our requirements;
    o international trade disputes and taxes because we import some steel for our domestic and foreign manufacturing facilities; and
    o greater potential for labor disputes because we purchase steel from several steel manufacturers and suppliers in the United States and in other countries.

         Increases in the prices of our products may not fully recover our additional steel costs and generally lag behind increases in steel prices. Consequently, an increase in steel prices will increase our operating costs and likely reduce our profitability.

Downturns in the agricultural industry result in a slower, and possibly a negative, rate of growth in irrigation equipment and tubing sales.

         The end-users of our mechanized irrigation equipment and a substantial portion of our tubing are farmers, and, as a result, sales of those products are affected by economic changes in the agriculture industry. Farm income decreases when commodity prices, acreage planted, crop yields, government subsidies and export levels decrease. Additionally, bad weather decreases farm income. These factors may cause farmers to delay capital expenditures for farm equipment. Consequently, downturns in the agricultural industry result in a slower, and possibly a negative, rate of growth in irrigation equipment and tubing sales.

Construction activity declines in the lighting, utility and wireless communications industries results in reduced product sales.

         We manufacture and distribute engineered metal structures and provide coating services for the lighting, utility and wireless communications industries. Because our products primarily are used in infrastructure construction, sales in these businesses are strongly influenced by construction activity, which historically has been cyclical. Construction activity by our private and government customers is strongly affected by and can decline because of:

    o weakness in the general economy reducing funds available for construction;
    o a decrease in government spending as a consequence of budget changes or lower tax receipts;
    o  interest rate increases increasing the cost of construction financing;
       and
    o  adverse weather conditions slowing construction activity.

         Construction activity declines in the lighting, utility and wireless communications industries results in reduced product sales.

Increase in our indebtedness requires use of more of our cash flow for debt payments and increases the risk of non-compliance with our loan covenants.

         When we acquired PiRod, Inc. on March 30, 2001, we paid $33.4 million to retire PiRod's long-term debt. As a result, our business became more leveraged. Increased leverage:

    o requires the dedication of a portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for business operations and new opportunities; and
    o increases our vulnerability to changes in economic and industry conditions which would require more funds for business operations at a time when our cash flow has been reduced.

         Increased leverage could also make compliance with certain covenants in our debt agreements more difficult. For example, we may need to borrow more money in the future. However, the covenants in our debt agreements may limit our ability to do so. If we breach the covenants in our debt agreements, our lenders could declare the amounts we owe immediately due and payable, which would significantly reduce the cash available for business operations. Our increased debt level at the end of 2000 required us to ask for and receive temporary amendments to two lending agreements, covering borrowings up to $200 million, to increase our permitted debt to earnings ratio under those agreements.

We may lose some of our foreign investment or our foreign sales and profits may be reduced because of risks of doing business in foreign markets.

         We are an international manufacturing company with operations around the world. At December 30, 2000, we operated 30 manufacturing plants, located on five continents, and sold our products in more than 100 countries. In 2000, international sales accounted for approximately 18.5% of our net sales. We expect that international sales will continue to account for a significant percentage of our net sales into the foreseeable future. Accordingly, our foreign business operations and our foreign sales and profits are subject to the following potential risks:

    o political and economic instability where we have foreign business operations resulting in the reduction of the value of, or the loss of, our investment;
    o recessions in economies of countries in which we have business operations decreasing our international sales ;
    o difficulties and costs of staffing and managing our foreign operations increasing our foreign operating costs and decreasing profits;
    o difficulties in enforcing our rights outside the U.S. for a number of our patents on our manufacturing machinery, poles and irrigation design; and
    o increases in tariffs, export controls, taxes and other trade barriers reducing our international sales and our profit on these sales.

         As a result, we may lose some of our foreign investment or our foreign sales and profits may be reduced because of risks of doing business in foreign markets.

AMENDED AND RESTATED CREDIT FACILITY

         On August 21, 2001, Valmont amended and restated its existing revolving credit facility to extend the maturity of the borrowings from June 30, 2002 to June 30, 2006 and increase the borrowing capacity. The amended and restated revolving credit agreement is an unsecured facility with a group of banks for a maximum borrowing capacity of $150,000,000. The funds borrowed may be repaid at any time without penalty, or additional funds may be borrowed up to the facility limit. Valmont may choose from the following three interest rate alternatives: the higher of prime commercial lending rate or the federal funds rate, plus 0.5%; the applicable Eurodollar rate plus a leverage ratio-based spread ranging from 0.625% to 1.25%; or up to $50,000,000 at a rate determined through a competitive bid process.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          Exhibit 4.1       Amended and Restated Credit Agreement.




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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Valmont Industries, Inc.

Date:  September 19, 2001
                                   By:    /s/  Terry J. McClain
                                       -------------------------------
                                       Terry J. McClain
                                       Senior Vice President and
                                       Chief Financial Officer